Exhibit 99.1

SAIC Announces Financial Results for the Second Quarter of Fiscal Year 2016

•	Revenues of $1,089 million, excluding revenues performed by former parent; total revenues of $1,099 million
•	Operating income of $52 million (4.8% of revenues); adjusted operating income of $64 million (5.9% of revenues) after excluding acquisition and integration costs
•

Earnings before interest, taxes, depreciation and amortization (EBITDA) of $70 million (6.4% of revenues); adjusted EBITDA of $82 million (7.5% of revenues) after excluding acquisition and integration costs

•	Diluted earnings per share of $0.46; adjusted diluted earnings per share of $0.66 after excluding acquisition and integration costs, net of estimated tax
•	Cash flows provided by operating activities of $21 million
•	Book to bill of 0.9

MCLEAN, VA, September 1, 2015— Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life cycle services and solutions in the technical, engineering and enterprise information technology markets, today announced financial results for the second quarter ended July 31, 2015. As previously announced, SAIC completed its acquisition of Scitor Holdings, Inc. (Scitor) on May 4, 2015, at the beginning of the quarter, and, accordingly, the results presented reflect that of the combined company since acquisition.

“The second quarter fiscal 2016 results demonstrate our commitment to continuing the execution of our market strategy and shareholder value creation proposition,” said CEO Tony Moraco. “The acquisition of Scitor provides strategic market access and incremental, strong cash flow characteristics. We continue to serve our existing customers and expand market opportunities while effectively deploying capital for our shareholders.”

Second Quarter: Summary Operating Results

	Three Months Ended			Six Months Ended
	July 31, 2015	Percent change	August 1, 2014	July 31, 2015	Percent change	August 1, 2014
	(dollars in millions, except per share amounts)
Revenues	$1,089	16%	$939	$2,087	10%	$1,901
Revenues performed by former parent(1)	10	(23%)	13	21	(25%)	28
Total revenues	1,099	15%	952	2,108	9%	1,929

Operating income	52	(12%)	59	109	(8%)	118
Adjusted operating income(2)	64	8%	59	124	5%	118
Operating income as a percentage of revenues	4.8%	-150 bps	6.3%	5.2%	-100 bps	6.2%
Adjusted operating income as a percentage of revenues	5.9%	-40 bps	6.3%	5.9%	-30 bps	6.2%
Net income	22	(35%)	34	55	(19%)	68
Diluted earnings per share	$0.46	(34%)	$0.70	$1.15	(17%)	$1.38
Adjusted diluted earnings per share(2),(3)	$0.66	(6%)	$0.70	$1.39	1%	$1.38
Cash flows provided by operating activities	$21	(68%)	$65	$50	(49%)	$99
Free cash flow(2)	$16	(74%)	$62	$44	(51%)	$89
(1)

SAIC commenced its operations during the third quarter of fiscal 2014 following completion of a spin-off transaction from its former parent. “Revenues performed by former parent” represent work performed by SAIC’s former parent on pre-separation joint work and are recorded at revenue equal to cost to reflect that no additional profit is charged to the customer.

(2)	Non-GAAP financial measure. See Schedule 5 for reconciliation to the most directly comparable GAAP financial measure.
(3)

“Adjusted diluted earnings per share” is calculated excluding acquisition and integration costs of $12 million and $15 million for the three and six months ended July 31, 2015, respectively, and uses SAIC’s effective income tax rates for each period reported without the negative effect of the non-deductible acquisition costs that are included in reported “net income”.

Revenues for the second quarter were $1,089 million compared to $939 million during the prior year quarter, which equates to revenue growth of 16% and, as is shown in Schedule 5, represents internal revenue contraction of 0.5% when revenue from the prior year quarter is adjusted to include historical revenue from the Scitor acquisition. Total revenues increased due to the acquisition of Scitor which generated $147 million in revenue during the quarter.

Operating income for the quarter was $52 million, or 4.8% of revenues, down from $59 million in the prior year quarter. The decrease was primarily driven by costs associated with the acquisition and integration of Scitor ($12 million). These costs were partially offset by operating income generated by Scitor during the quarter ($3 million after $11 million of amortization of acquired intangible assets), with the remainder primarily attributable to strong performance across our contract portfolio.

The Scitor acquisition and integration costs of $12 million have been added back to current quarter operating income in the summary table for the calculation of adjusted operating income in order to aid comparison with the prior year comparable period which did not include such costs. Adjusted operating income as a percentage of revenues was 5.9% for the quarter.

Net income for the quarter was $22 million compared to $34 million in the prior year quarter. The decrease was due to lower operating income and increased interest expense of $9 million on incremental term loan borrowings related to the acquisition of Scitor.

Diluted earnings per share was $0.46 for the quarter and adjusted diluted earnings per share (which excludes the estimated after-tax effects of the $12 million of acquisition and integration costs) was $0.66. The weighted-average diluted shares outstanding during the quarter was 47.6 million shares.

Cash Generation and Capital Deployment

Cash flows provided by operating activities for the quarter were $21 million. Operating cash flows were primarily generated through operating income of $52 million, which includes the cash flow impact of acquisition and integration costs and is further reduced by payments for income taxes and an increase in days of sales outstanding as a result of administrative delays in customer collections and the timing of milestone payments.

During the quarter, SAIC deployed $15 million in cash dividends and paid $764 million, net of cash acquired, to purchase Scitor. The acquisition of Scitor and related transaction costs were funded through additional term loan borrowings of $670 million and cash on hand of $157 million.

New Business Awards

Net bookings for the quarter were approximately $1.0 billion and include Scitor contract awards since the acquisition date, which reflects a combined book-to-bill ratio of approximately 0.9.

SAIC was awarded the following notable contracts during the quarter:

U.S. Air Force – Network Centric Solutions 2 (NETCENTS2): SAIC was awarded an indefinite delivery/indefinite quantity (IDIQ) contract by the U.S. Air Force to provide a variety of services and solutions for network operations; enterprise services and infrastructure development; operations and network management; and defense. The multiple-award IDIQ contract has a three-year period of performance, four one-year options, and a total contract value of more than $7.9 billion available to all awardees. Under the contract, SAIC will compete with the other awardees to provide support to the Air Force at various locations throughout the country/world.

U.S. Army – Tank and Automotive Command (TACOM): SAIC was awarded three prime IDIQ contracts by the U.S. Army for TACOM Strategic Service Solutions. The multiple-award IDIQ contracts cover three individual service areas: a knowledge based services contract worth a total of $1.8 billion; an equipment related services contract worth a total of $1.1 billion; and a research and development services contract worth a total of $634 million. The contracts each have a five-year period of performance, and a combined total contract value of more than $3.5 billion available to all awardees. Work will be performed primarily in Michigan.

Defense Logistics Agency (DLA): SAIC was awarded a contract to provide tailored logistics support for maintenance, repair and operations (MRO) requirements at Department of Defense (DoD) and federal installations. The single-award, firm-fixed-price contract has a five-year period of performance and an estimated contract value of $105 million. Under the contract, SAIC will employ commercial business practices to reduce total MRO logistics cost to DLA Troop Support and its customers. SAIC will provide sourcing, procurement and delivery of MRO supplies to DoD and federal entities in the south central region of the south central region of the U.S. Work will be performed primarily in Arkansas, Colorado, Kansas, New Mexico, and Oklahoma.

U.S. Army - Aviation and Missile Research, Development, and Engineering Center (AMRDEC): SAIC was awarded the Aviation Systems and Computer Resources Support (ASCRS) task order by the U.S. Army to provide a variety of Aviation Systems Engineering and Software Development services for AMRDEC. The single-award, cost-plus-fixed-fee task order, under the GSA One Acquisition Solution for Integrated Services (OASIS) contract, has a one-year base period of performance, a one-year option, and an estimated contract value of $109 million. Under this task order, SAIC will perform lifecycle systems and software engineering support to help provide the latest technology and equipment needed for mission success. Work will be performed primarily in Alabama.

U.S. Marine Corps – Enterprise Information Technology Services (MCEITS): SAIC was awarded a prime contract by the U.S. Marine Corps to update and maintain two data centers. The MCEITS contract is a single-award, firm-fixed price, IDIQ contract that has a two-year period of performance and a contract value of more than $64 million. Under the contract, SAIC will provide open architecture and modern software-defined data centers that will allow for greater visibility of the U.S. Marine Corps data center operations and support future cloud services for Marine Corps customers. Work will be performed primarily in Missouri, North Carolina, and Virginia.

SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $7.1 billion of which $1.9 billion was funded. Our total backlog at the end of the second quarter includes approximately $1 billion of backlog obtained through the acquisition of Scitor. Negotiated backlog does not include any estimate of future task orders expected to be awarded under IDIQ, U.S. General Services Administration schedules or other master agreement contract vehicles.

Special Recognition – General Services Administration (GSA) Awards SAIC and Penobscot Bay Media with Mentor-Protégé of the Year Award

The GSA awarded SAIC the Mentor-Protégé of the Year Award during the 2015 GSA Mentor Protégé Awards Ceremony held on May 13 in Washington, D.C. SAIC was recognized for the mentor support provided through its agreement with Penobscot Bay Media, a service-disabled, veteran-owned, economically-disadvantaged, woman-owned small business.

Conference Call Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 8 a.m. ET on September 1, 2015. A live audio broadcast of the conference call, along with a supplemental presentation, will be available to the public through links to the Investor Relations section of the SAIC website (http://investors.saic.com). Interested parties may listen to the conference call by dialing +1.888.297.0353 (toll-fee U.S.) or +1.719.457.1517(International/Local) and entering passcode 5618601.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge, talented people, effective processes, and innovation to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC's approximately 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government, state/local, and global commercial markets. Headquartered in McLean, Virginia, SAIC has annual revenues of about $4.4 billion.

For more information, visit http://www.saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Paul Levi, +1.703.676.2283, paul.e.levi@saic.com

Media: Lauren Presti +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: developments in the U.S. government defense budget, including budget reductions, implementation of spending cuts (sequestration) or changes in budgetary priorities; delays in the U.S. government budget process or approval to raise the U.S. debt ceiling; delays in the U.S. government contract procurement process or the award of contracts; delays or loss of contracts as result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to retain key employees and customers of recently acquired Scitor Holdings, Inc. and its subsidiaries (collectively, Scitor); our ability to successfully integrate Scitor, including implementing IT and other control systems relating to Scitor’s operations; our ability to generate sufficient earnings to meet the required leverage ratio under our credit facilities, which if unsuccessful would give lenders the right to, among other things, foreclose on all of our assets; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed price and other contracts; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively deploy capital and make investments in our business; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to declare future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; risks associated with our recently completed spin-off transaction from our former parent, such as protests of awards of contracts to us that were bid before completion of the spin-off or novation of contract vehicles to us or a failure to realize the expected benefits of the spinoff; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, which may be viewed or obtained through the Investor Relations section of our web site at www.saic.com.

All information in this release is as of September 1, 2015. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
	(in millions, except per share amounts)
Revenues	$1,089	$939	$2,087	$1,901
Revenues performed by former parent	10	13	21	28
Total revenues	1,099	952	2,108	1,929
Cost of revenues	976	858	1,888	1,739
Cost of revenues performed by former parent	10	13	21	28
Total cost of revenues	986	871	1,909	1,767
Selling, general and administrative expenses	49	22	75	44
Acquisition and integration costs	12	-	15	-
Operating income	52	59	109	118
Interest expense	13	4	17	9
Income before income taxes	39	55	92	109
Provision for income taxes	(17)	(21)	(37)	(41)
Net income	$22	$34	$55	$68
Weighted-average number of shares outstanding:
Basic	46.0	47.5	45.9	47.8
Diluted	47.6	48.9	47.6	49.2
Earnings per share:
Basic	$0.48	$0.72	$1.20	$1.42
Diluted	$0.46	$0.70	$1.15	$1.38
Cash dividends declared and paid per share	$0.31	$0.28	$0.59	$0.56

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

	July 31, 2015	January 30, 2015
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$163	$301
Receivables, net	666	544
Inventory, prepaid expenses and other current assets	122	97
Total current assets	951	942
Goodwill	860	379
Intangible assets, net	246	2
Property, plant and equipment, net	75	59
Other assets	26	13
Total assets	$2,158	$1,395

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$423	$390
Accrued payroll and employee benefits	189	155
Long-term debt, current portion	71	31
Total current liabilities	683	576
Long-term debt, net of current portion	1,053	455
Other long-term liabilities	38	19
Total equity	384	345
Total liabilities and equity	$2,158	$1,395

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
	(in millions)
Cash flows from operating activities:
Net income	$22	$34	$55	$68
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	19	5	24	10
Deferred income taxes	-	-	-	1
Stock-based compensation expense	8	9	17	18
Excess tax benefits from stock-based compensation	(5)	(1)	(8)	(2)
Increase (decrease) resulting from changes in operating assets and liabilities net of the effect of the acquisition:
Receivables	(19)	(35)	(36)	(18)
Inventory, prepaid expenses and other current assets	(6)	10	(3)	27
Other assets	-	(1)	1	-
Accounts payable and accrued liabilities	(13)	13	(2)	(11)
Income taxes payable	(14)	-	-	-
Accrued payroll and employee benefits	30	30	1	5
Other long-term liabilities	(1)	1	1	1
Total cash flows provided by operating activities	21	65	50	99
Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(764)	-	(764)	-
Change in restricted cash	(17)	-	(17)	-
Expenditures for property, plant and equipment	(5)	(3)	(6)	(10)
Total cash flows used in investing activities	(786)	(3)	(787)	(10)
Cash flows from financing activities:
Proceeds from borrowings	670	-	670	-
Dividend payments to stockholders	(15)	(14)	(28)	(27)
Principal payments on borrowings	(9)	-	(16)	-
Issuances of stock	1	-	2	1
Stock repurchased and retired or withheld for taxes on equity awards	(1)	(39)	(18)	(72)
Excess tax benefits from stock-based compensation	5	1	8	2
Disbursements for obligations assumed from Scitor acquisition	(2)	-	(2)	-
Deferred financing costs	(16)	-	(17)	-
Total cash flows provided by (used in) financing activities	633	(52)	599	(96)
Total decrease in cash and cash equivalents	(132)	10	(138)	(7)
Cash and cash equivalents at beginning of period	295	237	301	254
Cash and cash equivalents at end of period	$163	$247	$163	$247

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	July 31, 2015	May 1, 2015	January 30, 2015
	(in millions)
Funded backlog	$1,932	$1,761	$1,659
Negotiated unfunded backlog	5,210	4,414	4,513
Total backlog	$7,142	$6,175	$6,172

Our total backlog at the end of the second quarter includes approximately $1 billion of backlog obtained through the Scitor acquisition. Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed and excludes contract awards which have been protested by competitors. SAIC segregates its backlog into two categories: funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value on contracts, which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery/indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Unaudited)

	Three Months Ended	Six Months Ended
	July 31, 2015
	(in millions)
Internal revenue growth (contraction)
Prior year period's revenues, as reported	$939	$1,901
Revenues of acquired business for the comparable prior year period	155	155
Prior year period's revenues, as adjusted	$1,094	$2,056
Current year revenues, as reported	1,089	2,087
Internal revenue (contraction) growth(1),(2)	$(5)	$31
Internal revenue (contraction) growth, as a percentage	-0.5%	1.5%

	Three Months Ended		Six Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
	(in millions)
Operating income	$52	$59	$109	$118
Operating income as a percentage of revenues	4.8%	6.3%	5.2%	6.2%
Acquisition and integration costs	12	-	15	-
Adjusted operating income(2)	$64	$59	$124	$118
Adjusted operating income as a percentage of revenues	5.9%	6.3%	5.9%	6.2%

Net income	$22	$34	$55	$68
Interest expense	13	4	17	9
Provision for income taxes	17	21	37	41
Depreciation and amortization	18	5	23	10
EBITDA(2)	70	64	132	128
EBITDA as a percentage of revenues	6.4%	6.8%	6.3%	6.7%
Acquisition and integration costs	12	-	15	-
Adjusted EBITDA(2)	$82	$64	$147	$128
Adjusted EBITDA as a percentage of revenues	7.5%	6.8%	7.0%	6.7%

(1)

“Internal revenue (contraction) growth” is a non-GAAP financial measure that has been introduced this quarter as a result of the Scitor acquisition. Management believes that this provides an indicator of how successful SAIC has been in growing revenue as we develop our base business and access new markets and capabilities provided by acquisitions like Scitor. We calculate our internal revenue growth (contraction) percentage by comparing our reported revenue for the current year to the reported revenue for the prior year comparable period adjusted to include the comparable period historical revenue of acquired businesses as if the acquisition took place in the prior year.

(2)

“Internal revenue (contraction) growth”, “adjusted operating income”, “EBITDA”, and “adjusted EBITDA” are non-GAAP financial measures that are reconciled in this schedule to the most directly comparable GAAP financial measures. These non-GAAP financial measures provide investors with greater visibility into revenue and operating income, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC's condensed and consolidated financial statements prepared in accordance with GAAP. The methods used to calculate these non-GAAP financial measures may differ from the methods used by other companies and so similarly titled non-GAAP financial measures presented by other companies may not be comparable to those provided in this schedule.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31, 2015	August 1, 2014	July 31, 2015	August 1, 2014
	(in millions)
Diluted earnings per share	$0.46	$0.70	$1.15	$1.38
Acquisition and integration costs, net of tax, divided by diluted weighted-average number of shares outstanding	$0.20	$-	$0.24	$-
Adjusted diluted earnings per share(1),(2)	$0.66	$0.70	$1.39	$1.38

Cash flows provided by operating activities	$21	$65	$50	$99
Expenditures for property, plant and equipment	(5)	(3)	(6)	(10)
Free cash flow(1)	$16	$62	$44	$89

(1)

“Adjusted diluted earnings per share” and “free cash flow” are non-GAAP financial measures that are reconciled in this schedule to the most directly comparable GAAP financial measures. These non-GAAP financial measures provide investors with greater visibility into diluted earnings per share and cash flows provided by operating activities, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with SAIC's condensed and consolidated financial statements prepared in accordance with GAAP. The methods used to calculate these non-GAAP financial measures may differ from the methods used by other companies and so similarly titled non-GAAP financial measures presented by other companies may not be comparable to those provided in this schedule.

(2)

“Adjusted diluted earnings per share” is calculated excluding acquisition and integration costs of $12 million and $15 million for the three and six months ended July 31, 2015, respectively, and uses SAIC’s effective income tax rates for each period reported without the negative effect of the non-deductible acquisition costs that are included in reported “net income”.